Exhibit 10.26

Commercial Lease - Offices

BETWEEN THE UNDERSIGNED:

The company HVB Immoblien Verwaltungs Gmbh & Co, Paris 4 KG., limited partnership, of which the head office is in Munich (D-80333) (Germany), Maffeistrasse 3, registered on the commercial register of Munich under number HRA 76519, owner of the building,

Named the “LESSOR” in this deed,

Having as an intermediary “CONSTRUCTA ASSET MANAGEMENT”, limited company with capital of 2 592 816 Euros, of which the head office is located at 73, Rue de Miromesnil PARIS 8ême Arrondissement, registered under number RCS PARIS 424 387 223, chaired by CONSTRUCTA and represented by Mr Thierry MARTIN acting as Deputy Chief Executive Officer.

On the one hand,

AND:

HOMELIDAYS, simplified stock company with capital of 91 110 Euros, registered under number 432 287 209, having its head office at 19 Rue Martel in Paris in the 10th Arrondissement, represented by its chairman, Mr Florent MAMMELLE hereby duly authorised for the purposes described herein.

Named the “LESSEE”, in this deed,

On the other hand,

IT IS AGREED AS FOLLOWS:

The lessor leases to the lessee who accepts the premises for office-use as described hereafter, belonging to an office-block situated 47 bis Rue des Vinaigriers in Paris in the 10th Arrondissement. The current lease agreed between HVB IMMOBILIEN VERWALTUNGS GMBH & CO INTERNATIONALES IMMOBILIEN INSTITUT BVK and HOMELIDAYS, is subject to lease-statutes for commercial, industrial or artisanal use governed by articles L145-1 and decree number 53, 960 of 30th September 1953 modified along with auxiliary measures of the civil code which relate to real-estate rental leasing.

This lease has also been agreed upon and accepted under the responsibilities, clauses and conditions stated in this deed as well as those that could result from the law, co-ownership regulation, various constraints or use, which the lessee pledges to respect, failure to do so shall risk the immediate termination of this lease, all types of compensation and damages.

Article 1 DESCRIPTION

Within the property “sis 47 bis rue des Vinaigriers in Paris 10th Arrondissement – the following premises:

A floor-space of approximately 834 m² comprising as follows:

• Building B	615 m²

(Office-block R+3)

• Ground Floor	60 m²

• 1st Floor	185 m²

• 2nd Floor	185 m²

• 3rd Floor	185 m²

• Building A on the 2nd Floor	219 m²

• A parking space – the location of which shall be determined when conducting the inventory of fixtures upon entry.

Excluding all other premises not mentioned above for which further description would be required, the lessee declares to know the premises well for having seen and visited them. He/she declares that he finds them to correspond exactly to the contractual description and to the use for which they are intended.

It is specified that any difference between the quotations and floor-space and the real dimensions of said premises cannot be grounds for either a reduction or increase of the rent, the contracting parties refer to the components of the building as they are.

The entirety of the lease premises form an indivisible whole, as is the shared intention of the parties.

Article 2 TERM

This lease has been agreed upon for a term of 9 whole and consecutive years which will begin to run from 1st April 2008 – with the right of the lessee to transfer this lease upon the expiry of each 3 year period, by warning the lessor at least 6 months in advance with an extrajudicial document.

The Lessor will also have the right to transfer this lease upon the expiry of each 3 year period, if he intends to invoke the measures of articles L145-18, L 145-21 and L145-24 of the code of commerce which replace articles 10, 13 and 15 of the decree of 30th September 1953.

Article 3 PURPOSE

PREMISES EXCLUSIVELY FOR OFFICE-USE

The Lessee will conduct his personal business at his expense, risks and perils of occupancy, with any authorisation which may be necessary to conduct all or part of his activities, as well as the payment of all sums, licences, taxes, other taxes, various duties, pertaining to activities carried out in the leased premises and for the use of the premises.

The Lessor reserves the right to lease all other premises or shops in the building for the same or any similar activity to that of the lessee.

Article 4 RENT

This lease has been agreed upon and accepted in return for an annual basic rent (non-indexed), excluding taxes and charges of € 293 100 (Two hundred and ninety three thousand one hundred Euros), broken down as follows:

•	Offices € 350 excluding taxes and charges/ m² x 834 m² € 291 900 excluding taxes and charges.

•	Parking €1200 excluding taxes and charges/space x 1 space € 1200 excluding taxes and charges.

The lease shall be paid by the Lessee at the domicile of the Lessor or of his intermediary, in four equal instalments and in advance every 1st January, 1st April, 1st July and 1st October of each year and for the first time 1st September 2008, the Lessor granting the Lessee an exemption of 5 months’ rent excluding taxes and charges.

It is specified that the Lessor opted for his rents and payments to be subject to VAT, this option exempts the lessee from annual payment of the annual registration fee collected from the total rents in accordance with the article in the General Tax Code (260, 2nd).

The lessee is bound to pay at the same time as he/she pays the rent, the total charges, income tax, other taxes, existing or future, of whatever nature, rateable or not if applicable, the total of necessary fees for proper fulfilment of the contract, notably the fees for collection charges, including ad valorem duty and the duty in article 10 payable to the bailiff.

In the event of non-payment by the deadline of the due sums and if this remains the case after a preliminary formal notice, the tenant formally pledges to pay 10 per cent in addition to the due amount. The Lessor will also have the right to use the cancellation clause inserted into this lease deed.

Article 5 INDEXATION AND REVISION OF RENT

Without the need for any prior notification, the total rent shall be subject to an annual indexation process. It will vary thus every year on the anniversary date of the taking-effect of the lease, through the application of the latest INSEE Index for construction costs – at national level – known at this anniversary date with reference to the index for the same period of the previous year.

The benchmark index for the 3rd quarter of 2007 was that of 1443.

The first annual indexation shall thus intervene on 1st April 2009.

In the event of modification of the construction cost index publication, the parties agree to refer to the legal replacement index.

For lack of legal replacement index, the closest index shall be applied from amongst those which exist and are applicable.

If the parties fail to reach an agreement on this closest index within a 3 month period starting from the date that one of the parties suggests such an index to the other, in writing, the index shall be determined by an appointed expert upon the request of the most diligent party, by the High Court in the area in which the office-block is located.

The appointed expert must therefore make the index known within 3 months starting from the date that the index is obtained, and this shall be done via a registered letter addressed to each of the parties herein.

The registered letter with which the expert shall make the new index known shall be appended to the lease contract and to all its subsequent amendments to obtain the agreement of the parties and to comply as such.

The fees of the expert and his/her appointment shall be borne by the lessee.

This indexation clause does not obstruct the application of legal 3 yearly revisions prescribed by articles L145-1 and following of the code of commerce which replace the modified decree – number 53, 960 of 30th September 1953.

Article 6 PROVISIONS FOR PAYMENTS AND CHARGES

The Lessee is committed to paying the Lessor a provision for charges, payments and expenses for the first year equal to the sum of €41 893.49 (forty-one thousand, eight-hundred and ninety three euros and forty-nine cents), broken down as follows:

•	(42 € excluding tax/m² x 834 m²) + 6 865.49 of VAT at current rates of 19.6%.

This provision shall also be settled on a quarterly basis and in advance, at the same time as the rent.

An annual regularisation will be conducted, the lessee pledging to supplement as required the payments which have already been made. Overpayments to the Lessor will benefit from a deduction from the provision for the following year.

Article 7 CHARGES AND EXTRA COSTS

The Lessee must reimburse the lessor or his interim, with the full amount of charges, payments, and expenses irrespective of the proportion of the premises’ floor-space occupied.

He/she will bear all the costs, contributions, of whatever nature they may be, which will or could arise, payable on real-estate which is leased or rented as well as fees for the management, the management agent, the property owners syndicate, and insurance premiums – all so that the rent fixed herein may be collected by the Lessor free from all costs.

Article 8 TAXES

The Lessee must satisfy all town, police and highway charges by which tenants are usually bound, so that the Lessor is not troubled by this matter, and notably to pay the personal and property tax contributions, rates, business rates, household-refuse tax, sewerage tax, sweeping and other charges which lie with the office-block, the special tax prescribed for the benefit of the Fonds National d’Amélioration de l’Habitat [National Fund for Improvement of Habitat], all new contributions, taxes, tax increases… including those charged to the Lessor which must be reimbursed to him/her by the lessee – such as the property tax on the offices, which must be vouched for by receipt upon demand.

Article 9 GUARANTEE DEPOSIT

The Lessee pledges upon signing this deed to pay the sum of 73 275 Euros (Seventy-three thousand, two-hundred and seventy-five Euros) as a deposit, corresponding to a rental quarter without taxes and charges.

In the event that the rent varies, the deposit shall be immediately readjusted, so that it always represents a rental quarter without taxes and charges.

This deposit shall remain in the hands of the Lessor for the duration of the lease without earning interest. It will be assigned to guarantee the fulfilment by the lessee of all obligations which fall to him from this lease and its consequences.

It will be reimbursed to the Lessee at the end of occupancy after proof of payment of all taxes and all other taxes, the fulfilment of repairs for which he is responsible and the deduction of any amounts owed to the Lessor by the Lessee or anything else for which the Lessor may hold the Lessee responsible.

In the event that the right to lease is transferred, the transferee will give the deposit which is returned to the transferor at the end of occupancy back to the lessor, in accordance with the previous paragraph.

If this lease is terminated because conditions have not been met or for any cause attributable to the Lessee, the deposit shall remain in the hands of the Lessor as preliminary damages and compensation without prejudicing any further ones.

Article 10 SUBLETTING, LEASE-TRANSFER, CAPITAL INVESTED

a.) Subletting

Any whole or partial subletting of the premises by the Lessee is expressly forbidden, the leased premises form an indivisible whole as is the shared intention of the parties.

The Lessee shall however, be able to propose to the Lessor without any obligation for the latter to accept, a sublet by one of its [amended] companies other than the Homelidays group.

In the event that a sublease is accepted, the lessee remains the sole party bound to the Lessor in terms of fulfilling the obligations of this lease. The Sublessee cannot have any supplementary deed between him/her and the Lessor in addition to deed for the principal tenant.

Furthermore, in the event of partial subleases, the premises form an indivisible whole as is the shared intention of the parties, whereby the sublets shall not be enforced by the Lessor. The Lessee conducts his business, at his own risks and perils within a sublet situation. The Lessee pledges to bring to the attention of all sublessees and stipulate as in any subletting deed whatever it may be, that the Lessor mentioned herein, does not intend in any event to have any legal ties with the sublessees and the latter shall expressly relinquish any action or deed which runs counter to the Lessor, notably the renewal of the sublease.

Besides, the Lessee is obliged to take on vis-à-vis his/her sublessees, the payment of any possible forms of compensation, of whatever their nature, particularly those which could be due to the release of the premises.

Contrary to that which precedes and as an exception, the Lessor authorises the Lessee to sublease his/her premises to the holding company of the HOMELIDAYS group as well as its subsidiaries up to a maximum of 30% of the floor-space leased in this lease deed.

b.) Lease-Transfer

The Lessee shall not be able to give up/transfer his right to lease – in entirety or in part, without the express, written consent of the Lessor, except if the lease is transferred with the business assets.

The lessee shall not be able to substitute either persons or institutions for the real-estate which is to let notably via free-takeover of the business assets.

Any transfer that is agreed without regard to this article may bring about the termination of the lease if the Lessor so desires.

Besides, the assigner will act as guarantor conjointly and in solidarity with the transferee and all successive transferees for the payment of rents, extra charges as well as all compensation for occupancy and by and large the fulfilment of all the clauses and conditions of the lease which are not open to discussion or division.

The transfer shall be recorded by notarial deed, save any special dispensation by the Lessor, for which an original of the transfer deed shall be presented without fees to the lessor to serve as a writ of execution for the transferees.

c.) Capital Invested

In the event that the Lessee invests capital in a business asset that he/she makes use of in the leased premises said company shall have a direct commitment to the Lessor for the fulfilment of the conditions of this lease so that the Lessor may exercise all his rights and actions directly in relation to the company, failure to do so would risk the termination of the lease if the Lessor so desires.

The Lessor can require from each partner, for his benefit, the subscription to a joint and personal pledge or to a security for the fulfilment of the conditions of this lease. The company benefiting from the investment must make the deed known in accordance with article 1690 of the civil code, unless express exemption is granted by a notarial deed.

d.) Right of Option

In the event that the right to lease is to be transferred – the Lessor shall benefit from a right of option, allowing him/her to take back the premises free from occupants, or to substitute the transferee for one of his choice for the transfer deed provided that the transferee chosen by him/her offers to pay the assignor an identical price to that proposed to the other interested candidate. This right shall remain binding for subsequent interested parties.

To allow the Lessor to exercise his/her right of option, the Lessee shall inform the Lessor of his/her intention to transfer the right to lease, by registered letter with recorded delivery.

The notification made by the Lessee must indicate, failure to do so would risk making the notification void, the name and the address of the acquiring candidate, the amount and methods of payment of the price as well as the conditions, place and day of the transfer.

The Lessor must inform the Lessee of his decision within a timeframe of 2 months starting from this notification by registered and recorded letter.

In the event that the Lessor decides to use his right to stand in for or substitute the transferee with any transferee of his choice, the transfer shall be put in order within a month, starting from the date that the Lessor makes his decision known.

Article 11 OCCUPANCY- USE

The Lessee pledges to:

•

Always keep the premises filled with furniture, effects and materials of sufficient quantity and value to respond at any moment to the payment of rents, leases and extra costs as well as the fulfilment of clauses and conditions of this lease.

•	Not to deposit or leave anything, whatever it may be, even momentarily, outside the rented premises, notably not in any communal area of the office-block.

•

Not to affix any plaque, sign or installation for any reason which affects the exterior appearance of the building without the prior and written consent of the Lessor who will seek as required the authorisations prescribed in the regulations for co-ownership for the office-block or any other regulation, specifications or statues by which he/she may be bound – being however specified that the Lessee shall carry out his personal business under the required administrative authorisations and tax payments which could be applicable.

•	Ensure equally that all signs placed by him/her are always properly maintained.

•	The Lessee alone will remain responsible for accidents, costs, fees, risks or perils that their existence or installation may incur.

•

Not to use any slow-fuel heating equipment, or one which produces harmful gases, or where the fuels could plug, tarnish or damage the flues. The flues may also not be used for any other purpose than the one for which they were intended. The Lessee shall take all useful steps to ensure that his/her heating, lighting and other installations used within the leased premises do not present any danger and he/she remains responsible for any consequence that may result from the aforementioned installations.

•	Not to use any noisy or dangerous devices, not to keep any noisy or dirty animals.

•	Not to place any excess load on the ceilings, and if in doubt to contact the architect of the office-block to check what weight is permitted.

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Not to install any machines or engines which create noise pollution without the written consent of the Lessor. Remove without delay those devices which have been installed after authorisation, if their operation provokes justified complaint from tenants or neighbours.

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Grant the Lessor, his representative, his architect or his contractors access to the leased premises, as often as necessary. When notice has been given or if the Lessor wants to sell his office-block, the Lessor will have the right to affix a sign in a place of his choice, and the Lessee shall be obliged to allow visits to the building during all working days and hours, at the risk of damages and compensation. The Lessor pledges, in so far as possible, to warn the Lessee at least 48 hours in advance.

•	Comply with the regulations laid down by the Lessor or his intermediary for good conduct and peace in the building, and to comply with the co-ownership regulations.

•	Under no circumstances, even in death, receivership or compulsory liquidation would it be possible to conduct a public sale of furniture and other goods within the leased premises.

Article 12 MAINTENANCE AND WORKS

An inventory report shall be carried out by the Lessee and the Lessor on the day that the Lessee enters and the day that the Lessee leaves the leased premises.

The Lessee Pledges to:

•	Accept the leased premises in the state in which they are found when they come into use, without being able to require the Lessor to carry out any repair works.

•	Carry out, at the start and during this lease all repairs other than the ones prescribed in article 606 of the civil code.

•

Maintain the leased premises to a good standard and carry out repairs and maintenance during the entire lease period. Notably, maintain, repair or replace if necessary, all at his/her expense – pipework, guttering, electrical appliances, windows, sanitary-ware etc.

•

Not to carry out any changes, demolition, drilling of walls or divisions etc. without the express prior and written consent of the Lessor or of his intermediary. The lessee shall be responsible for authorised works, which shall be carried out by competent contractors and if the Lessor requires, under the supervision of the Lessor’s architect – the costs of which are borne by the Lessee.

•	Not to install any canopy, veranda, awning or blind without the prior and written consent of the Lessor and after having obtained the necessary administrative authorisations.

•

Upon expiry of this lease any constructions or installations, fittings, improvements and embellishments carried out by the Lessee will remain, without compensation, the property of the Lessor, unless the Lessor requires that all or part of the premises be returned to its/their basic state. The Lessor also reserves the right to choose between actual restoration work and a financial sum to cover the cost, a compensation which would constitute an extra debt alongside the rent.

•	The restoration works, if they must take place, will be conducted under the supervision of the Lessor’s architect, at the Lessee’s expense.

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Undergo and allow without discussion, or claiming compensation or reduction in rent, all the works of no matter what importance up to a limit of 2 months – with reference to the arrangements of article 1724 of the civil code – that the Lessor deems necessary in the leased premises or in the building of which they are part, or in the neighbouring office-blocks, whether it be improvement works or new constructions, transformation or rising the height.

•	Grant access to architects, contractors and workers assigned by the Lessor and who are carrying out work. The Lessor is obliged to warn the Lessee 48 hours in advance in so far as possible.

•	Take down at his/her expense and without delay during the work, any fittings, signs etc. which would facilitate the works.

•

Immediately notify the Lessor of any repairs for which he must pay. It is also necessary to state that the Lessor will be held responsible for any aggravation resulting from silence or delay. Carry out at his/her own expense instead of and in the place of the Lessor, all works to do with the leased premises and which are required by the sanitation services, police and safety organisations. The Lessee shall be responsible for works to make the building’s installations comply with regulations, but the fees for this work are explicitly payable by the owners and as such shall remain the responsibility of the Lessor. Generally, the Lessee pledges to carry out in the place of and instead of the Lessor, all the repairs (except those which ensue from article 606 of the civil code) which may be necessary in the leased premises and to let the owner and his technicians check the state of the lease premises at any time of year.

•	At the end of the occupancy to leave the premises in a good condition and state of repair. Ask at his/her cost the architect to draw up the inventory of fixtures and pay the amount.

If the Lessee fails to carry out the works for which he/she is responsible, the Lessor may undertake the work, if after 30 days since sending a registered letter with recorded delivery nothing is resolved, except in emergencies. The work may be carried out by the Lessor instead of the Lessee and the Lessee pledges to pay back the cost of this including all related fees, within 15 days of the statement being sent to him/her by the Lessor.

Article 13 RECOURSE LIABILITY

The Lessor warrants for the financial consequences resulting from civil responsibility that he/she may incur in his role as owner.

The Lessor warrants himself or in the case of co-ownership if applicable his real estate as well as any fittings, installations of a real-estate nature.

In the event that the leased premises are made up, totally or partially of co-owned lots, the lessor has the capacity to take out any more securities that he deems useful in addition to guarantees taken out by the property manager. The corresponding premiums remain the responsibility of the Lessee.

The Lessee is bound to:

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Insure himself for glass breakage, fire, explosions, for his furnishings, materials, goods, information, computer data, as well as for tenants’ risks and the recourse of neighbours – with a reputably solvent insurance company – which may be appointed by the Lessor. Insurance policies must include a waiver for all recourse against the owner and his/her intermediary and warn that their suspension or resolution can only have effect 15 days after notification of the Lessor’s insurers.

The Lessor pledges to himself and to his insurers that he shall waiver in return, any recourse that they may have against the Lessee and his insurers.

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Produce within a fortnight the relevant insurance policy and vouch for the payment of annual premiums on demand. If the activities conducted by the Lessee require extra insurance premiums for the owner, other tenants or neighbours – the Lessee shall be bound to compensate the Lessor for the amount of these extra premiums and any further consequences and to guarantee against any complaints from other tenants or third parties.

•	Declare any accidents that occur on the leased premises to the Lessor, irrespective of the scale or importance of the accident and even if there no apparent damage is caused.

•

Remove any panels or decorations at his/her expense, as well as any installations which he/she may have installed – that once removed will facilitate the search and repair of all manner of leaks, cracks in flues, ventilation shafts and notably after fire or water seepage.

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Insure for theft – the furnishings, goods and any assets even if they are intangible – which are found in the leased premises. The lessor does not provide cover in the event of theft or burglary inside the leased premises or in the communal areas, in accordance with the measures of article 1725 of the civil code.

•

Abstain from anything which might itself be harmful or prove harmful to those who use it, or indeed to other shops or businesses in the building or which may affect the calm and peace of the other tenants. Not to wrap or unwrap goods in the communal parts of the building.

The Lessee waivers any recourse in terms of responsibility against the Lessor:

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In the event that the leased premises come to be damaged or destroyed by neglect, construction faults, or any other cause which do not reflect the wishes of the Lessor. This lease will by rights be terminated without consultation.

•	In the event that the Lessee falls victim to burglary, any misdemeanour or criminal act within the leased premises or other parts of the building for whatever reason.

•

In the event that the premises or the building come to be expropriated, any actions in this respect can only be undertaken by the Lessee or his legal claimants against the authority responsible – who the Lessee should subpoena directly.

•	In the event that disruption to the use of the premises by a third party, in whatever way, the Lessee shall pursue them directly without being able to blame the Lessor or his intermediary.

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In the event that damp, leaks, water seepage, flooding or any other cause, as well as leaks from communal pipework concealed by panelling installed by the Lessor, the Lessee must always insure himself for these risks.

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In the event of danger no matter what the cause, the Lessee must furthermore protect by his own means and at his own expense real estate fittings during the time necessary for contractors to intervene and carry out repairs.

•	In the event of interruption of the water, gas and electricity supply or failure of the heating or lift, even this is prolonged.

•

In the event of insufficient ventilation or lighting in the basements, if it occurs, such as in the event of flooding – even from sewage backflow, the Lessor is not at all responsible for damaged goods or other damages.

Article 14 REPORT ON NATURAL AND TECHNOLOGICAL RISKS

Under article L124-5 of the environment code “the purchasers or tenants of real estate situated in zones covered by a prevention plan for technological risks or by a prevention plan for foreseeable natural risks, stipulated or approved, or in earthquake zones defined by the decree from the Council of State, are informed by the vendor or the Lessor of the existence of risks outlined by this plan or decree. For that purpose a risk report on natural and technological risks has been drawn up from the information made available by the prefect (…)”.

The Lessor informs the Lessee that the premises currently leased find themselves in a zone which falls under the requirement for information on natural and technological risks by prefectural decree and that a prevention plan for risks has been sent to the commune in which the currently leased premises are located.

Thus, a risk report was drawn up by the Lessor on 1st February 2008 included in the annex (see annex 1).

The Lessor declares, furthermore, that to his/her knowledge, the building – subject of this lease has not undergone any accident give rise to insurance compensations for natural disaster risks (article L125-2 of the insurance code) or technological risks (article L 128-21 of the code of commerce).

Article 15 ENERGY PERFOMANCE TEST

An energy performance test in principle must be included in any lease deed (including commercial leases), starting from 1st July 2007.

The application of this measure appears for the moment, to be problematic: The decree describing the energy test model that should be included in each commercial lease has not yet been published. Only the energy test models for the sale of buildings (including commercial and tertiary) as well as the test model for residential leases have been published. We shall note that in residential affairs, the energy test model for the sale of buildings is similar to the energy test model for residential leases.

As soon as a model has been determined, the Lessor pledges to produce the energy test for the Lessee.

Article 16 CANCELLATION CLAUSE

It has been expressly agreed that in the event of the conditions herein not being met, or if one of them is not met, if one month after a warning has been issued and if it has not proved fruitful, the lease will be rightfully terminated as the Lessor sees fit – without the requirement to complete judicial formalities. The Lessor shall be able to obtain the eviction from the leased premises by a simple order from the presiding judge at the High Court. The Lessor reserves the right to use all rights for due rents, damages, fees without affecting his right to enter at any time, under any circumstances, as the referee of any action that he may find useful to take. In the event of non-payment of one instalment by the deadline, the Lessor will be entitled to evict the tenant via the same means under the same conditions but, in this case, only if after a month the order to pay has proved fruitless.

Any offer of payment or fulfilment after the expiry of the aforementioned period will be seen as null and void and shall not obstruct the termination required by the Lessor.

In the event that, after the termination of the lease, the premises are not restored to the Lessor at the right date, free from any occupancy, occupancy compensation due from the Lessee or his assignees up until the point of restoration will be equal to for each delayed day 2% (two per cent) of the total quarterly rent including tax with the right for the Lessor to claim damages. The aforementioned compensation for occupancy is understood to exclude duties and taxes, duties and taxes in addition to the cost for the debtor of the aforementioned compensation.

Article 17 TOLERANCE

No tolerance on the part of the Lessor, no matter how frequently or for how long, can give special rights in favour of the Lessee. The Lessor and his intermediary can always end this. Any dispensation from obligations which fall to the Lessee in terms of this lease, the law or use can only occur with the prior, express and written consent of the Lessor.

Article 18 FEES

The lessee shall pay all the fees, duties as well as any further consequential costs (see Annex).

The Lessee or his assignees shall reimburse the Lessor with the fees or extrajudicial deeds or other legal fees, caused by a breach of the clauses and conditions herein.

In the event that the Lessor decides to register the lease, stamp duty will be fully payable by the Lessee.

All duties and taxes pertaining to any amounts owed by the Lessee to the Lessor within this period and their consequences will be payable by the Lessee.

Article 19 CHOICE OF RESIDENCE

For the execution of these documents and notably for the signification of all extrajudicial documents or legal proceedings, the Lessee elects his domicile to be at his head office, assigning the jurisdiction of the court in the place where the building is located.

Signed in: Paris

On: 10/3/08

3 Copies

Signatures proceeded by the words “read and approved”.

[COMPANY STAMP]	[COMPANY STAMP ]

The Lessee	The Lessor or his/her intermediary

HOMELIDAYS	CONSTRUCTA ASSET MANAGEMENT

19 RUE MARTEL – 75010 PARIS	SA AU CAPITAL DE 2592816 EUROS

SAS au capital de 91 110 €	RCS PARIS B 424 387 223

RCS Paris 432 287 209 – APE 722 C	HEAD OFFICE : 73 RUE DE MIROMESNIL – 75008 PARIS

Tel: 33 (0) 170753400	Tel : 0153424648 Fax : 0142939626

Site Internet : www.constructa.fr

/s/ Homelidays	/s/ Constructa Asset Management